Exhibit 99.1

    Drexler Technology to Raise $10.1 Million in Private Placement

   MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--Dec. 26, 2003--Drexler Technology Corporation (Nasdaq:DRXR) announced today that it has entered into an agreement with a group of institutional investors to conduct an equity private placement with anticipated gross proceeds to the Company of approximately $10.1 million. The private placement involves approximately 791,000 shares of the Company's Common Stock at a price of $12.76 per share, and closings are anticipated to occur on or before Monday, December 29, 2003. Assuming the full $10.1 million is received, the investors will also receive a nine-month option to purchase approximately 121,000 additional shares at $16.51 per share and five-year warrants to purchase approximately 158,000 shares, exercisable for cash only, at a purchase price of $17.26 per share. Morgan Keegan & Company, Inc. is acting as the Company's exclusive placement agent for this transaction. The securities offered have not been registered under the Federal Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
   The Company presently intends to use the net proceeds from this private placement (1) to purchase capital equipment and make leasehold improvements to further expand Drexler's LaserCard(R) optical memory card production capacity, (2) for the planned cash purchase of Cards & More GmbH and Challenge Card Design Plastikkarten GmbH, and (3) for general corporate purposes.
   Drexler Technology Corporation (www.drexlertechnology.com) and its wholly owned subsidiary, LaserCard Systems Corporation (www.lasercard.com) are based in Mountain View. Drexler Technology manufactures LaserCard(R) optical memory cards and chip-ready Smart/Optical(TM) cards. LaserCard Systems Corporation manufactures optical card read/write drives; develops optical card system software; and markets optical memory cards, card-related data systems, and peripherals.

   Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Forward-looking statements made in this release include statements regarding the Company's anticipated receipt of investment proceeds of $10.1 million and its intended use of such proceeds. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, whether there is a material adverse change to the Company prior to closing which would allow the investors to elect not to proceed with their investment, whether the investors honor their commitment to invest assuming all closing conditions are fulfilled, and whether the Company conducts its planned production capacity expansion and planned acquisition of Cards & More GmbH and Challenge Card Design Plastikkarten GmbH, as well as other risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the Company's future actual results could differ materially from the Company's expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

    CONTACT: Drexler Technology Corp., Mountain View
             Steven G. Larson, 650-335-4307